Exhibit 99.1
OpenText Completes $2 Billion Debt Reduction

Waterloo, ON, May 8, 2024 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX) today announced that, as previously indicated, it completed its $2 billion debt reduction using the net proceeds from its AMC divestiture, which reflects $940 million paid to terminate the Company’s Term Loan B due 2025 and $1.06 billion to reduce amounts outstanding under its Acquisition Term Loan due 2030.

Please see investors.opentext.com for more information about the Company.

About OpenText

OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

Note: All dollar amounts in this press release are in U.S. dollars unless otherwise indicated.

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